Exhibit 10.20

Summary Description of Named Executive Officer
Oral At-Will Employment Agreement

With the exception of Daniel M. Bradbury, our President and Chief Executive Officer, with whom we have a written employment agreement, we maintain oral at-will employment relationships with each of our other currently-serving named executive officers: Mark G. Foletta, Mark J. Gergen, Orville G. Kolterman, M.D. and Marcea Bland Lloyd. Each of these executive officers receives our normal and customary employment benefits, generally on the same terms as all of our employees. The benefits include the right to (i) participate in our 401(k) Plan and receive any annual 401(k) Plan matching contribution made by Amylin if approved by our Board of Directors, and our Employee Stock Purchase Plan, (ii) receive 10% of eligible compensation in the form of Amylin common stock under our Employee Stock Ownership Plan and (iii) receive stock option and other equity grants under our Equity Incentive Plan and cash bonuses under our cash bonus plan. Each of these executive officers is also eligible, along with all of our employees holding the title of vice-president and above, to participate in our Deferred Compensation Plan and our Officer Change in Control Severance Benefit Plan. The Change in Control Plan provides each participant with certain benefits in the event such employee ceases employment with Amylin without cause or under certain specified circumstances and within 90 days prior to, or within 13 months following specified change of control transactions.  In such event, (i) the president and chief executive officer would receive salary continuation for 36 months and three times his annual target bonus; (ii) executive officers would receive salary continuation for 24 months and two times their annual target bonus, and (iii) non-executive officers would receive 18 months salary continuation and an amount equal to their annual target bonus.  Under the Change in Control Plan, officers would also receive 18 months of certain COBRA payment reimbursement.  We also have customary indemnification agreements with our officers, including these executive officers. In addition, the Compensation and Human Resources Committee of our Board of Directors reviews the salaries of our executive officers from time to time.  Mr. Bradbury’s annual salary is currently set at $675,000. Annual salaries for each of our other named executives are currently set as follows:  Mr. Foletta - $419,750, Mr. Gergen - $390,000, Dr. Kolterman - $440,000 and Ms. Lloyd - $400,125.